Exhibit 99.1

Applied Solar Announces Receipt of DIP Financing and Stalking Horse Bid

August 3, 2009

San Diego, California.  Applied Solar, Inc. (debtor-in-possession) (OTC BB: APSO.OB) (“we” or the “Company”) announced today that it has obtained a secured, superpriority debtor-in-possession (“DIP”) financing facility from The Quercus Trust.  The DIP financing provides the Company with working capital that the Company estimates will be sufficient to take it through its bankruptcy proceeding currently pending in Delaware bankruptcy court.  The DIP financing has received approval on an interim basis by the Delaware bankruptcy court, and is subject to final approval in the coming weeks.

In addition, the Company has entered into an asset purchase agreement with Quercus APSO, LLC, an affiliate of The Quercus Trust, which provides for the purchase of substantially all of the assets of the Company and its wholly-owned subsidiary, Solar Communities I, LLC, for consideration consisting of the assumption or waiver of certain indebtedness owed by the Company to The Quercus Trust, the assumption of certain of the Company’s obligations to third parties and cash.  The asset purchase agreement is subject to approval of the bankruptcy court and certain other contingencies and conditions.

David Field, the Company’s President and Chief Executive Officer commented, “We are extremely pleased to have reached these arrangements with The Quercus Trust, our company’s largest lender and investor during the past two years.  Our DIP financing will allow us to continue operations during this critical time while our company is restructured and the asset purchase agreement provides a blueprint for the restructuring.”

Parties interested in submitting a bid for the purchase of the Company’s assets should contact the Company’s general counsel at 858.909.4080.